UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: April 13, 2012

STUDIO II BRANDS, INC.

(Exact name of registrant as specified in its charter)

Florida	0-50000	65-0664963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16/F Honest Building 9-11 Leighton Road Causeway Bay, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code: (852) 2890-1818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 13, 2012, Mr. Cheung Sing resigned from his positions as President of Studio II Brands, Inc. (the “Company”), a Florida corporation.  Mr. Cheung Sing’s resignation was not due to a disagreement with the Company.   Following his resignation as President, Mr. Cheung Sing will continue to serve as a member of its board of directors.

On April 13, 2012, the Board of Directors appointed Mr. Cheung Ming as President of the Company.

Mr. Cheung Ming is 52 years old.  Mr. Cheung Ming previously served as President, Chief Executive Officer and as a Director of the Company from February, 2008, until May 16, 2011, and previously served as Chairman of the Board of Directors from November, 2010, to May 15, 2011.  On May 16, 2011, he resigned as an officer and director of the Company, and the Chairman of the Board, and on February 17, 2012, he was appointed as the Chairman and a member of the Board.  From May 16, 2011 to February 16, 2012, he was not affiliated with the company except as a shareholder.  As a result of his appointment as President of the Company on April 13, 2012, Cheung Ming is now responsible for the overall business development of the Company. In addition to his work with the Company, Mr. Cheung Ming also serves as the Chief Executive Officer of Hengli & Liqi Furniture Limited, a Hong Kong corporation that specializes in furniture production, a position he has held from early 2006 to the present.  He also served as the Executive Director and Chief Executive Officer of Xinhua News Media Holdings Limited, a Hong Kong Listed company, from June, 2011 to September, 2011.  Mr. Cheung Ming was appointed as a President because he has extensive business management experience, including 27 years of experience in the area of retail business in China, Hong Kong and Taiwan.

The Company does not have an employment agreement with Cheung Ming.

Cheung Ming and Cheung Sing are brothers.  Otherwise, there are no family relationships between any of the officers and directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO II BRANDS, INC.

Date: April 13, 2012

/s/ Cheung Ming

---------------------------------
By:  Cheung Ming
Its:   President